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EXHIBIT 11.1

CALCULATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

	52 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	December 31, 2005	December 30, 2006	December 29, 2007
Earnings Per Share
Net income applicable to common stockholders	$13,405,000	$8,271,000	$6,521,000

Basic Earnings Per Share
Weighted average number of common shares outstanding	15,726,000	15,849,000	15,966,000

Basic earnings per share	$0.85	$0.52	$0.41

Diluted Earnings Per Share
Weighted average number of common shares outstanding	15,726,000	15,849,000	15,966,000
Assuming conversion of outstanding stock options	1,547,000	1,317,000	1,331,000
Less: assumed repurchase of common stock pursuant to the treasury stock method	(1,123,000)	(948,000)	(1,097,000)

Weighted average number of common shares outstanding as adjusted	16,150,000	16,218,000	16,200,000

Diluted earnings per share	$0.83	$0.51	$0.40

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  EXHIBIT 11.1
CALCULATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE